Exhibit d.(iii)

                        INVESTMENT SUB-ADVISORY AGREEMENT
                                CIGNA FUNDS GROUP
                  SMALL CAP VALUE/PERKINS, WOLF, MCDONNELL FUND

     AGREEMENT made as of this 30th day of April, 2003, between TimesSquare Capital Management, Inc. (the "Adviser") and Janus Capital Management LLC, a Delaware limited liability company (the "Sub-Adviser").

     WHEREAS, CIGNA Funds Group, a Massachusetts business trust (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated April 30, 1996 (the "Advisory Agreement") with the Trust, pursuant to which the Adviser will act as investment adviser to the Small Cap Value/Perkins, Wolf, McDonnell Fund (the "Fund"), which is a series of the Trust, and the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more subadvisers; and

     WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of the Fund, and the Sub-Adviser is willing to render such investment advisory services.

     WHEREAS, this Agreement and the Advisory Agreement have been approved by the vote of a majority of the trustees who are not interested persons of the Adviser of Sub-Adviser, cast in person at a meeting of the Board called for the purpose of voting on such approval, and this Agreement and the Advisory Agreement have been approved by the vote of a majority of the outstanding voting securities of the Fund;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. DUTIES OF THE SUB-ADVISER. Subject to supervision by the Adviser and the Trust's Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of the Fund entrusted to it hereunder (the "Assets"), including the purchase, retention and disposition of the Assets, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the "Prospectus"), and subject to the following:

     (a) The Sub-Adviser shall, subject to the direction of the Adviser, determine from time to time what Assets will be purchased, retained or sold by the Fund, and what portion of the Assets will be invested or held uninvested in cash. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund, without regard to the length of time the securities have been held and the resulting rate of portfolio turn-over or any income tax considerations. Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment

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          results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of Sub-Adviser, whether public or private.

     (b) In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust's Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust that have been furnished in writing to the Sub-Adviser, and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, and all other applicable federal and state laws and regulations, as each is amended from time to time.

     (c) The Sub-Adviser shall determine the Assets to be purchased or sold by the Fund as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with federal securities laws. In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Fund the best execution. In assessing the best execution availability for each transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution and operational capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best execution, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934). Consistent with any guidelines established by the Board of Trustees of the Trust, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer - - viewed in terms of that particular transaction or terms of the overall responsibilities of the Sub-Adviser to the Fund and its other clients. In no instance, however, will the Fund's Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust's principal underwriter, or any affiliated person of either the Trust, Adviser, or the principal underwriter that have been disclosed to the Sub-Adviser in writing, or any affiliated person of the Sub-Adviser, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission ("SEC") and the 1940 Act.

          To the extent consistent with applicable law, Sub-Adviser may aggregate purchase or sell orders for the Fund with contemporaneous purchase or sell orders of other clients of Sub-Adviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-Adviser in the manner Sub-Adviser considers to be the most equitable and consistent with its and its

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          affiliates' fiduciary obligations to the Fund and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in a more favorable price or lower brokerage commissions in all instances.

     (d) The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5),
          (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, including, without limitation, the information specified in Schedule A attached hereto and made a part of this Agreement, provided however, that Sub-Adviser shall not be responsible for performing any custodial or accounting functions for the Fund nor shall it be required to generate information derived from Fund accounting data. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.

          The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the period prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

     (e) The Sub-Adviser shall provide the Fund's custodian on each business day with information relating to all transactions concerning the Fund's Assets in accordance with the requirements set forth on Schedule B attached hereto and made a part of this Agreement, and such other information as may reasonably be requested by Adviser.

     (f) The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.

     (g) The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser's ability to fulfill its commitment under this Agreement.

     (h) The Sub-Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the securities held in the Fund pursuant to the Sub-Adviser's Proxy Voting Guidelines as amended from time to time. The Adviser shall instruct the custodian and other parties providing services to the Fund to promptly forward misdirected proxies to the Sub-Adviser.

     (i) Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser's partners, officers, or employees.

     (j) The Sub-Adviser shall not, on behalf of the Fund, purchase securities of CIGNA Corporation or of any other entity identified in advance by Adviser to Sub-Adviser in writing.

     (k) Sub-Adviser will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, will provide to the Fund a copy of the code of ethics and evidence of its adoption, and will make such reports to the Fund as required by Rule 17j-1 under the Act.

     (l) Notwithstanding anything to the contrary, the Sub-Adviser may delegate any or all of its investment advisory services, duties, and responsibilities under this Agreement to Perkins, Wolf, McDonnell and Company or Perkins, Wolf, McDonnell and Company, LLC. No delegation pursuant to this provision shall relieve the Sub-Adviser of its duties or responsibilities hereunder.

     (m) The Adviser hereby acknowledges that the Sub-Adviser is not responsible for pricing portfolio securities, and that the Adviser, the Trust, the Fund, and Sub-Adviser will rely on the pricing agent chosen by the Board of the Trust for prices of securities, for any purposes.

     (n) Sub-Adviser has provided to the Adviser of copy of Sub-Adviser's Form ADV as filed with the Securities and Exchange Commission.

     (o)  Sub-Adviser shall be responsible for the preparation and filing of
          Schedule 13G and Form 13F on behalf of the Fund. Sub-Adviser shall not be responsible for the preparation or filing of any reports required of the Fund by any governmental or regulatory agency, except as expressly agreed to in writing.

     2. DUTIES OF THE ADVISER. (a) The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Prospectus, the instructions and directions of the Adviser and the Board of Trustees of the Trust, the requirements of the 1940 Act, the Internal Revenue Code of 1986, and all other applicable federal and state laws and regulations, as each is amended from time to time. The Fund shall provide proper instructions to its custodian designating the persons specified by Sub-Adviser as "Authorized Persons" under the Fund's custody agreement.

     (b) Adviser shall be responsible for setting up and maintaining brokerage accounts and other accounts Sub-Adviser deems advisable to allow for the purchase or sale of futures pursuant to this Agreement.

     (c) As permitted under the Shareholder Communications Act of 1985, as amended, Adviser has elected Objecting Beneficial Owner status (restricting custodian from disclosing Portfolio holdings to third parties) with respect to its relationship with the custodian identified pursuant to Exhibit D. Throughout the term of this Agreement, the Adviser shall maintain Objecting Beneficial Owner status and, upon written request of Sub-Adviser, shall provide written confirmation of such status.

     3. DELIVERY OF DOCUMENTS. The Adviser has furnished the Sub-Adviser with Prospectus (es) of the Fund. The Adviser will promptly furnish to the Sub-Adviser any and all amendments or other changes to the Prospectus, and the Sub-Adviser shall not be charged with complying with any such amendment not so delivered to the Sub-Adviser. The Adviser shall furnish to Sub-Adviser true and complete copies of all policies, procedures and guidelines adopted by the Fund relating to the Sub-Adviser's management of the Fund and will promptly notify Sub-Adviser of any material change in any of the documents. The Adviser will also provide Sub-Adviser with a list, to the best of the Adviser's knowledge of all affiliated persons of Adviser (and any affiliated person of such an affiliated person) that issue securities eligible for purchase by the Fund, and will promptly update the list whenever the Adviser becomes aware of any additional affiliated persons. In addition, Adviser has provided to Sub-Adviser the information and documents listed on Schedule D. Adviser shall timely furnish Sub-Adviser with such additional information as may be reasonably necessary for or requested by Sub-Adviser to perform its responsibilities pursuant to this Agreement.

     4. CUSTODIAN. Sub-Adviser shall have no liability for the acts or omissions of any custodian of the Fund's assets. Sub-Adviser shall have no responsibility for the segregation requirement of the 1940 Act or other applicable law.

     5. EXPENSES. Adviser, the Trust and the Fund shall assume and pay their respective organizational, operational, and business expenses not specifically assumed or agreed to be paid by Sub-Adviser pursuant to this Agreement. Sub-Adviser shall pay its own organizational, operational, and business expenses but shall not be obligated to pay any expenses of Adviser, the Trust, or the Fund, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Fund; and (c) custodian fees and expenses. Any reimbursement of management fees required by any expense limitation provision and any liability arising out of a violation of Section 36(b) of the 1940 Act shall be the sole responsibility of Adviser.

     6.   Representations and Warranties.

          (a)  Adviser represents and warrants the following:

               (i) Adviser has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the state of Delaware.

               (ii) Adviser has all requisite corporate power and authority under the
                     laws of Delaware and federal securities laws to execute, deliver and to perform this Agreement.

               (iii) All necessary corporate proceedings of Adviser have been duly taken to authorize the execution, delivery and performance of this Agreement by Adviser.

               (iv) Adviser is a registered investment adviser under the Investment Advisers Act of 1940 and is in compliance with all other registrations required.

               (v) Adviser has authority under the Investment Management Agreement to execute, deliver and perform this Agreement.

               (vi) Adviser has received a copy of Part II of JCM's Form ADV no less than 48 hours prior to entering into this Agreement.

          (b)  Sub-Adviser represents and warrants the following:

               (i) Sub-Adviser has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the state of Delaware.

               (ii) Sub-Adviser has all requisite corporate power and authority under the laws of Delaware and federal securities laws to execute, deliver and to perform this Agreement.

               (iii) All necessary corporate proceedings of Sub-Adviser have been duly taken to authorize the execution, delivery and performance of this Agreement by Sub-Adviser.

               (iv) Sub-Adviser is a registered investment adviser under the
                    Investment Advisers Act of 1940 and is in compliance with all other registrations required.

               (v) Sub-Adviser has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations, of the Securities and Exchange Commission.

     7. COMPENSATION TO THE SUB-ADVISER. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate and in the manner specified in Schedule C which is attached hereto and made part of this Agreement. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

     8. LIMIT OF LIABILITY; INDEMNIFICATION. Unless otherwise required by the 1940 Act or other applicable law, (a) in the absence of willful misfeasance, bad faith, gross negligence, reckless disregard of its obligations or duties hereunder or a material breach of this Agreement ("Disabling Conduct") on the part of Sub-Adviser (and its officers, managers, agents, employees, controlling persons, shareholders and any other person or entity affiliated with Sub-Adviser), Sub-Adviser shall not be subject to liability to the Adviser or the Fund for any act or omission in the course of, or connected with, rendering services hereunder, including, without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this agreement relates. Except for such Disabling Conduct, the Adviser shall indemnify and hold harmless Sub-Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with Sub-Adviser) (collectively, the "Indemnified Parties") from and against all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from Sub-Adviser's conduct under this Agreement.

          (b) Sub-Adviser agrees to indemnify and hold harmless Fund and the Adviser (and their officers, managers, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Fund or the Adviser) against any and all losses, claims damages, liabilities or litigation (including reasonable legal and other expenses), to which the Fund, the Adviser or their affiliates or such officers, directors, agents, employees, controlling persons or shareholders may become subject under the 1940 Act, under other statutes, at common law or otherwise, which may be based upon such Disabling Conduct by Sub-Adviser; provided, however, that in no case is Sub-Adviser's indemnity in favor of any person deemed to protect or apply to such person against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, or her or its duties or by reason of his, her or its reckless disregard of such person's obligations and duties under this Agreement.

          (c) Sub-Adviser shall not be liable to the Adviser or the Fund for acts of Sub-Adviser which result from acts or omissions of the Adviser or Fund, including, but not limited to, Adviser's compliance with all currently applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT ACT of 2001, P.L. 107-56, a failure by the Adviser to provide accurate and current information with respect to any records maintained by the Adviser or Fund, which records are not also maintained by Sub-Adviser, and the Adviser shall indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from such acts or omissions.

     6. DURATION AND TERMINATION. This Agreement shall become effective upon its approval by the Trust's Board of Trustees and by the vote of a majority of the outstanding voting securities of the Fund. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Fund (a) by the Fund without the payment of any penalty on not less than 60 days' written notice to the Sub-Adviser, either by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty on not more than 60 days' nor less than 30 days' written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Adviser's agreement with the Trust. As used in this Section 6, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

     7. GOVERNING LAW. This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

     8. SEVERABILITY. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     9. NOTICE. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by certified or overnight mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party:

       To the Adviser at:     c/o CIGNA Corporation
                              280 Trumbull Street, H18E
                              Hartford, CT  06103
                              Attention:  Mutual Fund Administration

       To the Sub-Adviser at: Janus Capital Management LLC
                              100 Fillmore Street
                              Denver, CO  80206
                              Fax: (303) 394-7714
                              Attention: General Counsel

     10. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understanding relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together constitute only one instrument.

     A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund or the Trust.

     Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers.

TIMESSQUARE CAPITAL MANAGEMENT, INC.   JANUS CAPITAL MANAGEMENT LLC

By:    /s/ Richard H. Forde            By:    /s/ Bonnie M. Howe
       ---------------------------            --------------------------

Name:  Richard H. Forde                Name:  Bonnie M. Howe
       ---------------------------            --------------------------

Title: Managing Director               Title: Vice President
       ---------------------------            --------------------------

                                   Schedule A
                     Records To Be Maintained By Sub-Adviser


*1. A record of each brokerage order, and all other Fund purchases and sales, given by Sub-Adviser or on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

     A.   The name of the broker,
     B. The terms and conditions of the order, and of any modification or cancellation thereof,
     C.   The time of entry of cancellation,
     D.   The price at which executed,
     E.   The time of receipt of report of execution, and
     F. The name of the person who placed the order on behalf of the Fund (1940 Act Rule, 31a-1(b) (5) and (6)).

*2. A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of Fund securities to brokers or dealers, and the division of brokerage commissions or other compensation on such purchase and sale orders were made. The record:

     A.   Shall include the consideration given to:

          (i)  the sale of shares of the Fund.

          (ii) the supplying of services or benefits by brokers or dealers to:
               (a) the Fund, (b) Adviser, (c) Sub-Adviser, and (d) any person other than the foregoing

          (iii) Any other considerations other than the technical qualifications of the brokers and dealers as such

     B.   Shall show the nature of the services or benefits made available.

     C. Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

     D. The identities of the persons responsible for making the determination of such allocation and such division of brokerage commissions or other compensation (1940 Act, Rule 31a-1(b) (9)).

*3. A record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase or sale of Fund securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record any memorandum, recommendation, or instruction supporting or authorizing the purchase or sale of Fund securities and such other information as is appropriate to support the authorization.** (1940 Act, Rule 31a-1(b) (10))

*4. Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record Sub-Adviser's transactions with the Fund. (1940 Act, Rule 31a-1(f)).

*    Maintained as property of the Fund pursuant to 1940 Act Rule 31a-3(a).

** Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold), and any internal reports or Fund manager reviews.

                                   SCHEDULE B
                          Communications With Custodian


A Sub-Adviser should abide by certain rules and procedures in order to minimize operational problems. Sub-Adviser will be required to have various records and files (as required by regulatory agencies) at their offices. Sub-Adviser will have to maintain a certain flow of information to State Street Bank & Trust Company ("SSB"), the custodial bank for the Fund. Sub-Adviser will be required to furnish SSB with daily information as to executed trades. SSB should receive this data no later than the morning following the day of the trade. The necessary information should be transmitted to SSB (1) via facsimile machine (the direct line to the facsimile machine is 617-537-5375) or (2) via an electronic communication system ("System") approved by SSB that meets the following criteria:

o The System must provide a method by which State Street can reasonably ensure that each communication received by it though the System actually originated from the Sub-Adviser.

o Only persons properly authorized by Sub-Adviser's senior operations office shall be authorized to access the System and enter information, and Sub-Adviser must employ reasonably procedures to permit only authorized persons to have access to the System.

o Sub-Adviser will create separate System files containing the daily executed securities trade information with respect to the Fund it manages, or Sub-Adviser will transmit separately the trades for such Fund.

o SSB, through System or otherwise, will provide to Sub-Adviser prompt certification or acknowledgment of SSB's receipt of each transmission by Sub-Adviser of executed trade information.

o If the System malfunctions, Sub-Adviser will transmit all trade information via facsimile transmission.

Upon receipt of brokers' confirmations, Sub-Adviser or SSB will be required to notify the other party if any differences exist. The reporting of trades by the Sub-Adviser to SSB must include the following:

o    Purchase or Sale
o    Security name
o    Number of Shares or principal amount
o    Price per share or bond
o    Commission rate per share or bond, or if a net trade
o    Executing broker
o    Trade date
o    Settlement date
o    If security is not eligible for DTC
o    This information can be reported using your forms, if applicable

When opening accounts with brokers for the Fund, the account should be a cash account. No margin accounts are to be maintained. The broker should be advised to use SSB IDC's ID system number (N. 20997) to facilitate the receipt of information by SSB. If this procedure is followed, DK problems will be held down to a minimum and additional costs of security trades will not become an important factor in doing business. Delivery and receipt instructions are attached as Schedule 1. Sub-Adviser will be required to submit to SSB a daily trade authorization report, either through a System or, if a facsimile transmission is used, on a form signed by two authorized individuals prior to settlement date and a list of authorized persons with specimen signatures must have previously been sent to SSB (see Schedule 2). The daily trade authorization report will contain information on which SSB can rely to either accept delivery or deliver out of the account, securities as per Sub-Adviser trades. If facsimile transmission is used, Sub-Adviser will use a form acceptable to SSB.

                                   Schedule 1

Mailing Instructions and Delivery Instructions:

        Confirmation Instructions (copy of Broker Advice):
                 State Street Bank and Trust Company
                 Mutual Fund Services
                 1776 Heritage Drive (A4E)
                 North Quincy, MA  02171
                 Attn:    Fund Name/Fund Number
                 For the account of CIGNA Funds Group - SMALL CAP VALUE/PERKINS, WOLF, MCDONNELL FUND

        Delivery Instructions:
                 All DTC Eligible Securities:
                 Depository Trust Company (DTC) #997 Custodian Services
                                          #20997 Agent Bank

        All Ineligible DTC Securities (i.e., Commercial Paper)
                 State Street Bank and Trust Company
                 State Street Boston-Securities Corp.
                 61 Broadway
                 Main Concourse Level
                 New York, NY  10006
                 "VS Payment"  (Federal Funds on Commercial Paper Only)
                 For the account of CIGNA Funds Group - SMALL CAP VALUE/PERKINS, WOLF, MCDONNEL FUND
                 (FUND NAME)

        All Government Issues:
        Delivered through Book Entry of Federal Reserve
                 Bank to:  State St Bos/Spec/Fund Name/Fund #
                 (VS Payment Federal Funds)

        Foreign Holdings:
                 Please confer with Brad Payne, State Street Bank, (Phone: 617-985-5389) to obtain delivery instructions of the State Street Global Custody Network

                                   Schedule 2

                     Example of Authorized Signature Letter
                        (To Be Typed on Your Letterhead)

[DATE]

State Street Bank and Trust
Mutual Fund Services
1776 Heritage Drive (A4E)
North Quincy, MA  02171
Attention:  CIGNA Charter Mutual Funds

RE: Persons Authorized To Execute Trades For CIGNA Funds Group - SMALL CAP VALUE/PERKINS, WOLF, MCDONNELL FUND

The following list of individuals is authorized to execute and report trade instructions on behalf of the Fund. Should there be any changes to the authorized persons listed below, we will notify you immediately of those changes.

NAME                       SIGNATURE

Sincerely yours,

                                   Schedule C
                          Fees for Sub-Adviser Services
                    SUB-ADVISER: JANUS CAPITAL MANAGEMENT LLC
               FUND: SMALL CAP VALUE/PERKINS, WOLF, MCDONNELL FUND

For investment management services provided to the Fund under this Agreement, Adviser, as a fiduciary for the Fund, shall pay the Sub-Adviser a fee determined by multiplying the Average Total Net Assets by the annual rate specified below. All fees shall be calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered.

                                 50 basis points

For purposes of this Schedule, "Average Total Net Assets" for any quarter shall mean the average of the Assets as reported by the custodian for the last business day of each month ended in the calendar quarter.

                                   Schedule D

Information and documentation provided by Adviser.

1.   Copies of the Trust's organizational documents and Bylaws.

2. Notice of the Fund's custodian designated to hold assets in the Fund. State Street.

3. A list of the countries approved by the Trustees in accordance with Rule 17f-5 in which Fund assets may be maintained and a list of those countries available immediately.

4. Reports as to, cash requirements and cash available for investment in the Fund.

5. Copies of Investment Manager's liquidity procedures, cross-trade procedures, repurchase agreement procedures, 10f-3, 17a-7 and 17e-1 procedures and other procedures that may affect the duties of Sub-Adviser.

6.   An Internal Revenue Service Form W-9 completed by the Fund.

7.   A Qualified Institutional Investor Certification completed by the Fund.

8.   A list of persons authorized to act on behalf of the Fund.

9. Applicable Commodities Futures Trading Commission exemptions, notifications and/or related documentation. None.

10.  A list of established futures accounts. None with respect to this Fund.